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                     July 21, 2023

       Suren Ajjarapu
       Chief Executive Officer
       Kernel Group Holdings, Inc.
       515 Madison Avenue, Suite 8078
       New York, NY 10022

                                                        Re: Kernel Group
Holdings, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 10, 2023
                                                            File No. 001-39983

       Dear Suren Ajjarapu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker, Esq.